Nucor Reports Results For Fourth Quarter And Year Ended 2012

CHARLOTTE, N.C., Jan. 29, 2013 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $504.6 million, or $1.58 per diluted share, for the full year 2012, compared with consolidated net earnings of $778.2 million, or $2.45 per diluted share, for the full year 2011. Nucor reported consolidated net earnings of $136.9 million, or $0.43 per diluted share, for the fourth quarter of 2012. By comparison, Nucor reported net earnings of $110.3 million, or $0.35 per diluted share, in the third quarter of 2012 and net earnings of $137.1 million, or $0.43 per diluted share, in the fourth quarter of 2011.

Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $155.9 million ($0.31 per diluted share) for the full year 2012, compared with a charge of $142.8 million ($0.28 per diluted share) for the full year 2011. The LIFO credit in the fourth quarter of 2012 was $71.9 million ($0.14 per diluted share), compared with a credit of $84.0 million ($0.16 per diluted share) in the third quarter of 2012 and a charge of $51.8 million ($0.11 per diluted share) in the fourth quarter of 2011.

Non-cash inventory related purchase accounting charges associated with our acquisition of Skyline Steel LLC decreased to $12.0 million ($0.02 per diluted share) in the fourth quarter of 2012 compared to $28.2 million ($0.06 per diluted share) in the third quarter of 2012. The full year 2012 Skyline purchase accounting charges were approximately $48.8 million ($0.10 per diluted share).

Third quarter of 2012 results also included a loss on the sale of the assets of Nucor Wire Products Pennsylvania, Inc. of $17.6 million ($0.04 per diluted share). Fourth quarter of 2011 results were impacted by a non-cash gain of $29.0 million ($0.06 per diluted share) for the correction of an actuarial calculation related to the medical plan covering certain eligible early retirees.

For the full year 2012, Nucor's consolidated net sales decreased 3% to $19.43 billion, compared with $20.02 billion for 2011. Average sales price per ton decreased 3% from full year 2011. Total tons shipped to outside customers were 23,092,000 tons, a slight increase from 2011 levels.

Nucor's consolidated net sales decreased 7% to $4.45 billion in the fourth quarter of 2012 compared with $4.80 billion in the third quarter of 2012 and decreased 8% compared with $4.83 billion in the fourth quarter of 2011. Average sales price per ton decreased 2% from the third quarter of 2012 and decreased 4% from the fourth quarter of 2011. Total tons shipped to outside customers were 5,478,000 tons in the fourth quarter of 2012, a 5% decrease from the third quarter of 2012 and a 4% decrease from the fourth quarter of 2011.

The average scrap and scrap substitute cost per ton used for the full year 2012 was $407, a decrease of 7% from $439 in 2011. The average scrap and scrap substitute cost per ton used in the fourth quarter of 2012 was $372, a decrease of 2% from $380 in the third quarter of 2012 and a decrease of 16% from $441 in the fourth quarter of 2011.

Overall operating rates at our steel mills were 74% for the full year 2012, which is consistent with 2011 and an increase from 70% in 2010. Steel mill utilization rates in the fourth quarter of 2012 (71%) were flat when compared with the third quarter and with last year's fourth quarter.

For the full year 2012, total energy costs decreased approximately $2 per ton from the prior year primarily due to lower natural gas unit costs. In the fourth quarter of 2012, total energy costs decreased approximately $2 per ton from the third quarter of 2012, and decreased slightly from the fourth quarter of 2011 primarily due to lower electricity unit costs.

Construction is going well on our 2,500,000-ton DRI facility in Louisiana. The majority of the equipment arrived in 2012, and we are on schedule for start-up in mid-2013.

Our liquidity position remains strong with $1.43 billion in cash and cash equivalents, short-term investments, and restricted cash and investments. Our $1.5 billion revolving credit facility that matures in December 2016 remains unused.

In December, Nucor's board of directors declared a cash dividend of $0.3675 per share payable on February 11, 2013 to stockholders of record on December 31, 2012. This dividend is Nucor's 159th consecutive quarterly cash dividend, a record we expect to continue.

Fourth quarter earnings of $0.43 per share were significantly better than our quantitative guidance of between $0.25 and $0.30 per share. This improved performance was due to better than expected operating profits, primarily at our sheet, plate and beam mills, and a larger than expected LIFO credit. We currently expect to see first quarter 2013 earnings below our results in the fourth quarter of 2012. This reflects our expectation of level operating performance and a reversal of LIFO from a large credit in the fourth quarter of 2012 to a small charge in the first quarter of 2013. Construction markets are showing some small improvement but remain at historically anemic levels. The strongest end markets continue to be manufactured goods including automotive, energy and heavy equipment. High import levels, volatility in raw material costs and general economic uncertainty are all factors that could undermine our expectations.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2011 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 29, 2013 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2012	2011	Percentage Change	2012	2011	Percentage Change
Steel mills production	4,726	4,765	-1%	19,865	19,561	2%
Steel mills total shipments	4,762	4,933	-3%	20,242	20,125	1%

Sales tons to outside customers:
Steel mills	3,993	4,132	-3%	16,825	16,796	0%
Joist	74	69	7%	291	288	1%
Deck	87	78	12%	308	312	-1%
Cold finished	104	113	-8%	492	494	0%
Fabricated concrete
reinforcing steel	265	266	-	1,180	1,074	10%
Other	955	1,025	-7%	3,996	4,080	-2%
	5,478	5,683	-4%	23,092	23,044	-

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2012	2011	2012	2011

Net sales	$ 4,451,274	$ 4,829,677	$ 19,429,273	$ 20,023,564

Costs, expenses and other:
Cost of products sold	4,066,926	4,479,572	17,915,735	18,142,144
Marketing, administrative and other expenses	120,861	90,046	454,900	439,528
Equity in losses (earnings) of
unconsolidated affiliates	4,230	(4,147)	13,323	10,043
Impairment of non-current assets	-	-	30,000	13,943
Interest expense, net	39,347	40,151	162,375	166,094
	4,231,364	4,605,622	18,576,333	18,771,752
Earnings before income taxes and
noncontrolling interests	219,910	224,055	852,940	1,251,812
Provision for income taxes	59,655	65,882	259,814	390,828
Net earnings	160,255	158,173	593,126	860,984
Earnings attributable to
noncontrolling interests	23,347	21,117	88,507	82,796
Net earnings attributable to
Nucor stockholders	$ 136,908	$ 137,056	$ 504,619	$ 778,188

Net earnings per share:
Basic	$0.43	$0.43	$1.58	$2.45
Diluted	$0.43	$0.43	$1.58	$2.45

Average shares outstanding:
Basic	318,553	317,393	318,172	316,997
Diluted	318,613	317,464	318,240	317,161

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,052,862	$ 1,200,645
Short-term investments	104,167	1,362,641
Accounts receivable, net	1,707,317	1,710,773
Inventories, net	2,323,641	1,987,257
Other current assets	409,177	446,765

Total current assets	5,597,164	6,708,081

Property, plant and equipment, net	4,283,056	3,755,604

Restricted cash and investments	275,163	585,833

Goodwill	2,004,538	1,830,661

Other intangible assets, net	959,240	784,640

Other assets	968,698	905,531

Total assets	$ 14,087,859	$ 14,570,350

LIABILITIES
Current liabilities:
Short-term debt	$ 29,912	$ 1,826
Long-term debt due within one year	250,000	650,000
Accounts payable	1,046,713	958,645
Salaries, wages and related accruals	279,898	333,341
Accrued expenses and other current liabilities	423,045	452,247

Total current liabilities	2,029,568	2,396,059

Long-term debt due after one year	3,380,200	3,630,200

Deferred credits and other liabilities	792,717	837,511

Total liabilities	6,202,485	6,863,770

EQUITY
Nucor stockholders' equity:
Common stock	150,805	150,496
Additional paid-in capital	1,811,459	1,756,534
Retained earnings	7,124,523	7,111,566
Accumulated other comprehensive income (loss),
net of income taxes	56,761	(38,177)
Treasury stock	(1,501,977)	(1,505,534)
Total Nucor stockholders' equity	7,641,571	7,474,885

Noncontrolling interests	243,803	231,695

Total equity	7,885,374	7,706,580

Total liabilities and equity	$ 14,087,859	$ 14,570,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,

	2012	2011
Operating activities:
Net earnings	$ 593,126	$ 860,984
Adjustments:
Depreciation	534,010	522,571
Amortization	73,011	67,829
Stock-based compensation	50,733	49,003
Deferred income taxes	(25,274)	58,051
Equity in losses of unconsolidated affiliates	13,323	10,043
Impairment of non-current assets	30,000	13,943
Loss on sale of assets	17,563	-
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	148,113	(274,920)
Inventories	(65,655)	(433,696)
Accounts payable	(111,496)	62,012
Federal income taxes	(28,022)	930
Salaries, wages and related accruals	(60,363)	129,340
Other	31,316	(35,037)

Cash provided by operating activities	1,200,385	1,031,053

Investing activities:
Capital expenditures	(947,608)	(438,943)
Investment in and advances to affiliates	(180,472)	(95,950)
Distribution from and repayment of advances to affiliates	65,446	50,000
Disposition of plant and equipment	51,063	25,333
Acquisitions (net of cash acquired)	(760,833)	(3,959)
Purchases of investments	(409,403)	(1,494,782)
Proceeds from the sale of investments	1,667,142	1,285,763
Purchases of restricted investments	-	(564,994)
Proceeds from the sale of restricted investments	359,295	47,479
Changes in restricted cash	(48,625)	530,165

Cash used in investing activities	(203,995)	(659,888)

Financing activities:
Net change in short-term debt	27,945	(11,450)
Repayment of long-term debt	(650,000)	-
Issuance of common stock	10,515	8,097
Excess tax benefits from stock-based compensation	4,700	1,000
Distributions to noncontrolling interests	(74,848)	(61,720)
Cash dividends	(466,361)	(461,518)
Other financing activities	1,172	30,569

Cash used in financing activities	(1,146,877)	(495,022)

Effect of exchange rate changes on cash	2,704	(904)

Decrease in cash and cash equivalents	(147,783)	(124,761)

Cash and cash equivalents - beginning of year	1,200,645	1,325,406

Cash and cash equivalents - end of year	$ 1,052,862	$ 1,200,645

Non-cash investing activity:
Accrued plant and equipment purchases	$ 71,726	$ 1,559

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208